Exhibit 10.1
ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (the “Agreement”) is made and entered into as of this 16th day of June, 2005 (the “Effective Date”), by and between Sonus-USA, Inc., a Washington corporation (“Buyer”) and HearUSA, Inc., a Delaware corporation (“Seller”).
RECITALS
A.	Seller owns and operates certain retail hearing aid sales and service outlets in the States of Minnesota, Wisconsin, and Washington at the locations (the “Premises”) listed on the attached Exhibit A (the “Business”).

B.	Seller desires to sell and Buyer desires to purchase certain assets of Seller used in the Business in accordance with the terms and conditions contained herein.
AGREEMENTS
1.	Assets to be Purchased. Subject to the terms and the conditions set forth in this Agreement, on the Closing Date, Seller shall sell, transfer and assign to Buyer and Buyer agrees to purchase, receive and accept from Seller, all of Seller’s right, title and interest in and to the following assets (the “Assets”):
(a)	All of the customer files, customer histories, and customer records associated with the Business (collectively, the “Customer Records”);

(b)	The personal property listed on the attached Exhibit B (the “Personal Property”);

(c)	All of the goodwill and going concern value associated with the Business (the “Goodwill”);

(d)	To the extent transferable, Seller’s rights, if any, to any leasehold improvements located at the Premises (the “Leasehold Improvements”);

(e)	All the rights and interests of Seller in, or pursuant to, the Assumed Contracts (as herein defined) and leasehold interests in the Premises and leases therefore set forth on Exhibit E (“Leases”); and

(f)	To the extent transferable, all licenses and permits held by Seller relating to the Business or operations of the Premises.
2.	excluded assets. Notwithstanding anything contained in Section 1, Buyer is not purchasing Seller’s cash, bank deposits, promissory notes, certificates of deposit, and marketable securities; Seller’s accounts receivable arising from and accounts payable incurred for, the operation of the Business for the period prior to the Closing Date; any of Seller’s right, title and interest in and to any patents, copyrights, trademarks, know-how, trade secrets, confidential or proprietary information, technical information, internet websites, service marks, trade names including the trade name “HearUSA” or “HEARx” and any variation thereof, licenses computer software, internet domain names, permits and other intangible property rights and interests applied for, issued to or owned by Seller, whether registered or unregistered, or under which Seller is licensed; or any other assets owned by Seller that are not used solely in connection with the Business. Buyer acknowledges that Seller shall retain all rights to use the trade names “HearUSA” and “HEARx”, and any variations thereof, and any related service marks and trademarks and agrees that Buyer shall not use such trade names, service marks or trademarks following the Closing Date.

3.	Purchase Price. As consideration for its purchase of the Assets, Buyer shall pay to Seller a total price of One Million One Hundred Thousand Dollars ($1,100,000), which amount shall be subject to adjustment under certain circumstances as set forth herein (the “Purchase Price”). Subject to Section 12(e), Buyer shall pay the Purchase Price at the Closing by wire transfer of immediately available funds in accordance with the written instructions of Seller. The Purchase Price shall be allocated among the Assets as follows:
(a)	For the Customer Records, $108,000;

(b)	For the Personal Property, $120,000;

(c)	For the Leasehold Improvements, $10,000;

(d)	For the Assumed Contracts and licenses and permits, $1.00

(e)	For the Restrictive Covenant set forth in Section 12(b), $200,000; and

(f)	For the Seller’s Goodwill $661,999.
The parties agree to report this transaction for federal and state tax purposes in accordance with the allocations set forth in this Section 3.
4.	prorations. The income and expenses attributable to the operation of the Business before the Effective Time (as defined below in Section 13) shall be for the account of Seller, and the income and expenses attributable to the operation of the Business on and after the Effective Time shall be for the account of Buyer. All prorations of income and expense between Seller and Buyer shall be made in accordance with generally accepted accounting principles as of the Effective Time, the proration to be estimated (such estimate to be provided to Buyer by Seller in writing five (5) days prior to the Closing Date) and paid, insofar as feasible, on the Closing Date, with a final settlement ninety (90) days after the Closing Date. For purposes of calculating such prorations of income and expenses, income and expenses for products delivered before the Effective Time shall be for the account of Seller and income and expenses for products delivered after the Effective Time (whether ordered before or after the Effective Time) shall be for the account of Buyer.

5.	accounts receivable. Seller’s accounts receivable arising or accruing before the Effective Time shall remain the property of Seller, and Buyer shall not acquire any right or interest therein. Notwithstanding the foregoing, Seller’s accounts receivable shall not include any customer accounts where product has been ordered by a customer of Seller but has not been delivered as of the Effective Time. For example, Seller’s accounts receivable shall not include hearing aid sales where a customer has made a down payment, but the hearing aid has not been delivered as of the Effective Time. For a period of ninety (90) days after Closing Date (the “Collection Period”), Buyer and Seller shall cooperate with each other and use their respective commercially reasonable efforts to collect the account receivables of the Business in the ordinary course of business. All amounts collected from the Business’s account debtors shall be applied to the oldest account first, unless such account debtor disputes an older account and designates the payment to a newer account. Any amounts relating to the accounts receivable of Seller that are paid directly to Seller shall be retained by Seller. Buyer shall not discount, adjust or otherwise compromise any account receivable of Seller and Buyer shall refer any disputed account receivable to Seller. Within ten (10) days after the end of each month, Buyer shall deliver to Seller a report showing account receivable collections for the prior month and Buyer shall make a payment to Seller equal to the amount of all such collections. At the end of the Collection Period, any remaining accounts receivable of Seller shall be returned to Seller for collection.

6.	Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as follows:
(a)	Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to enter into and perform its obligations under this Agreement. Seller is duly qualified to transact business as a foreign corporation and is in good standing in the states of Minnesota, Wisconsin and Washington. All documents executed and to be executed by Seller and delivered in accordance with the terms of this Agreement have been duly authorized and are and will be valid obligations of Seller, enforceable in accordance with their respective terms.

(b)	Seller owns the Assets to be sold hereunder and has good, valid and marketable title to such Assets free and clear of all liens, encumbrances, claims, third-party interests and charges whatsoever, except for (i) the security interests set forth on Exhibit C. Except as set forth on Exhibit C, Seller has the free and unrestricted right to sell, transfer and assign such Assets in accordance with the terms of this Agreement without the consent or approval of any other person, except for the Assumed Contracts which require third-party consent for assignment to Buyer.

(c)	Except as set forth in Exhibit D, this Agreement, the transactions contemplated hereby and the performance hereof by Seller does not and will not result in the violation of any contract, undertaking or agreement to which Seller is a party or by which the Assets or the Business is bound.

(d)	There is no litigation or proceeding pending or, to Seller’s knowledge, threatened against or relating to Seller, the Assets or the Business, nor does Seller know of, or have any reasonable grounds to know of, any basis for any such action or of any governmental investigation relating to Seller, the Assets or the Business.

(e)	No third parties have or have been granted any rights to inspect or use the Customer Records (other than the customers themselves).

(f)	Exhibit E contains an accurate and complete list of all agreements, contracts, Leases and commitments to which the Seller is a party which are material to the financial condition or operations of the Business (the “Contracts”). By way of example, and not limitation, Exhibit E shall list all leases and payer contracts and agreements including those for private insurance, workers’ compensation, state medical, unions, or employer contracts (“Payer Agreements”). Except as expressly disclosed in Exhibit E, (i) each of the Contracts is freely assignable without the consent of any third party; (ii) Seller has performed all material obligations required to be performed by Seller to date under each such Contract; (iii) to Seller’s knowledge, neither Seller nor any other party is in default under any Contract; (iv) no event has occurred which, after the giving of notice or the lapse of time or otherwise, would constitute a default, or result in a breach by Seller or, to Seller’s knowledge, any other party, under any Contract; (v) each Contract is considered valid and binding on the parties to it in accordance with its respective terms; and (vi) each Contract is terminable according to its terms without penalty, cost of liability (whether, express, implied or by operation of law) on notice not exceeding 30 calendar days. True, complete and correct copies of all Contracts referred to in the exhibits have been delivered to Buyer; there are no amendments to or modifications of, or agreements of the parties relating to, any such Contracts which have not been delivered to Buyer.

(g)	Seller has provided to Buyer a true and complete copy of unaudited profit and loss statements for the Business for the period of September 2002 through May 31, 2005, copies of which are attached hereto as Exhibit F (the “Financial Statements”). The Financial Statements fairly present in all material respects the profits and losses of the Business as of the represented dates thereof.

(h)	Seller possesses all material permits and licenses that are necessary to conduct the Business in its present form. Exhibit H contains an accurate and complete list of all licenses and permits of the Seller which are material to the financial condition or operations of the Business (the “Permits”). All of the Permits are in full force and effect, Seller is not in violation of any of the Permits and Seller has not received any notice that any of the Permits will lapse or be terminated by action of any governmental authority or otherwise.

(i)	All purchase orders signed prior to the Closing Date for delivery of products after the Effective Time, which are being assumed by Buyer, arose out of bona fide, arms length transactions in the ordinary course of business.

(k)	Without limiting the representations and warranties as to specific classes of assets, the Assets are sufficient for the continued conduct of the Business immediately after the Closing in substantially the same manner as conducted prior to the Closing. All of the tangible personal property included in the Assets has been maintained in accordance with normal industry practice and in compliance in all material respects with all applicable laws and requirements of applicable contracts and are in good operating condition, normal wear and tear excepted.
The foregoing representations and warranties shall survive the execution and delivery of this Agreement and the Closing in accordance with Section 15(a).

7.	Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows:
(a)	Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington, and has full corporate power and authority to enter into and perform its obligations under this Agreement.

(b)	All documents executed and to be executed by Buyer and delivered in accordance with the terms of this Agreement have been duly authorized and are and will be the valid obligations of Buyer enforceable in accordance with their respective terms.
The foregoing representations and warranties shall survive the execution and delivery of this Agreement and the Closing in accordance with Section 15(a).

8.	Conditions to Obligations of Buyer. The obligations of Buyer hereunder shall be subject to the following:
(a)	The representations and warranties of Seller set forth in Section 6 shall be true and correct in all material respects on the Closing Date;

(b)	Seller shall have, from the Effective Date through the Closing Date, conducted the Business only in the ordinary course, shall pay obligations of the Business as they become due, and shall use its reasonable best efforts to preserve the goodwill of the Business;

(c)	There shall have occurred no material loss of, or damage or destruction to, any of the Assets;

(d)	No event shall have occurred between the Effective Date and Closing Date that has a material adverse effect on the business, assets, results of operations and condition (financial or otherwise) of the Business or the Assets;

(e)	Seller shall have delivered all items pursuant to Section 13(b) hereof; and

(f)	Seller shall have caused the valid termination of all employees of the Business in accordance with the provisions of Section 14.
9.	Condition to Obligations of Seller. The obligations of Seller hereunder shall be subject to the following:
(a)	The representations and warranties of Buyer set forth in Section 7 hereof shall be true and correct in all material respects on the Closing Date;

(b)	Buyer shall have delivered all items pursuant to Section 13(a) hereof.

10.	Liabilities. At the Closing, Buyer shall assume, and shall from the Closing Date thereafter pay, perform and discharge the following, but no other, liabilities and obligations of Seller (such liabilities and obligations hereinafter collectively called the “Assumed Liabilities”):
(a)	Contracts. All liabilities and obligations of Seller arising or accruing after the Effective Time under the Contracts specifically set forth on the attached Exhibit K (together, the “Assumed Contracts”);

(b)	Purchase Orders. Commitments of Seller to fill all orders for hearing aids and other products that are specifically set forth on the attached Exhibit L; and

(c)	Exchanges. All obligations of Seller with respect to patient exchanges of hearing aids and other products sold prior to the Effective Time; provided that Seller shall remain liable for patient refunds for hearing aids or other products sold and delivered prior to the Effective Time that are returned in accordance with Seller’s normal return policy. For purposes hereof, an “exchange” shall include any return by a patient of a hearing aid or other product for a refund for which Seller would be responsible hereunder if such patient purchases a hearing aid or other replacement product from Buyer within thirty (30) days of such return.
Buyer shall not assume any other liabilities, obligations or undertakings of Seller of any kind or nature whatsoever, whether fixed or contingent, known or unknown, determined or determinable, due or not yet due. Seller shall be and remain responsible for all liabilities and obligations of Seller and the Business other than the Assumed Liabilities (the “Excluded Liabilities”), and Buyer shall have no responsibility therefore whatsoever.

11.	termination events. This Agreement may be terminated and the transactions contemplated hereby may be abandoned as follows:
(a)	At any time, by the mutual written agreement of Buyer and Seller;

(b)	By either Buyer or Seller, upon written notice to the other, if the other is in material breach or default of its respective covenants, agreements, or other obligations herein, or if any of its representations herein are not true and accurate in all material respects when made or when otherwise required by this Agreement to be true and accurate, and such breach, default or failure, if curable, is not cured within thirty (30) days of receipt of notice that such breach, default or failure exists or has occurred;

(c)	By either Buyer or Seller upon written notice to the other on or after July 31, 2005 if any conditions to its obligations set forth in Sections 8 and 9, respectively, shall not have been satisfied on or before such date, provided that the failure of such conditions shall not be the fault of the party seeking termination.
No party may terminate this Agreement after the Closing has occurred. If this Agreement is terminated pursuant to this Section 11, all obligations of the parties hereunder shall terminate, except for the obligations set forth in Section 12(f). Termination of this Agreement shall not limit or impair any remedies that Buyer or Seller may have with respect to a breach or default by the other of its covenants, agreements or obligations hereunder.

12.	Use of Customer Records; Restrictive Covenant; Sales Tax; Consents; Further Assurances.

(a) Use of Customer Records. Except in connection with the operation of Buyer’s business and as may otherwise be consented to by Buyer in writing, from and after the Closing Date Seller shall not disclose or use any of the Customer Records in any way in connection with any business or solicitation and will not disclose any of such information to any third parties except as required by law; provided, however, such covenant shall not apply to any independent hearing aid sellers that are affiliated with the HearUSA Hearing Care Network.
(b) Restrictive Covenant. During the period commencing on the Closing Date and ending three years thereafter, Seller will not, without the express written consent of Buyer, directly or indirectly, commence, own, consult with, operate or otherwise be affiliated in any way with any hearing aid sales and/or service business located within a 25-mile radius of any of the Premises; provided, however, such covenant shall not apply to any independent hearing aid sellers that are affiliated with the HearUSA Hearing Care Network.
(c) Remedies. Seller acknowledges that the restrictions contained in this Section 12 are reasonable and necessary to protect the legitimate interests of Buyer, and that any violation of this Section 12 will result in irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer, and, therefore, Buyer shall be entitled to preliminary and permanent injunctive relief in any court of competent jurisdiction and to an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Buyer may be entitled. If any portion of the covenants or agreements contained in this Section 12 or the application thereof is held to be invalid or unenforceable, then the other portions of such covenants or agreements or the application thereof shall not be affected and shall be given full force and effect without regard to the invalid or unenforceable portions. If any covenant or agreement herein is held to be unenforceable because of the area covered, the duration thereof, or the scope thereof, then the court making such determination shall have the power to reduce the area and/or duration and/or limit the scope thereof, and the covenant or agreement shall then be enforceable in its reduced form.
(d) Sales and Use Tax. Seller and Buyer shall be jointly responsible for payment of all sales or use tax assessable with respect to the transactions herein. The parties shall cooperate to obtain all exemptions from such taxes.
(e) Consents.
(i) Seller shall use its reasonable best efforts to obtain and deliver to Buyer prior to the Closing Date the consent of the landlords of the Premises to the assignment by the Seller to Buyer of the Lease for said Premises substantially in the form attached hereto as Exhibit J (the “Landlord Consent”). With respect to any written consents required for the assignment of the Assumed Contracts to Buyer including the Landlord Consents (the “Required Consents”) that are not obtained as of the Closing Date, Seller shall remain obligated to take all commercially reasonable steps following the Closing as necessary to obtain the Required Consents. As each Required Consent is obtained and each required notice is given, Seller shall promptly deliver a copy of such instrument to Buyer. Seller further agrees to respond promptly to all requests for information and documentation made by any party that must consent to the transactions contemplated by this Agreement. If any such consent is not obtained, Seller shall cooperate with Buyer in any reasonable arrangement designed to keep such Assumed Contracts or Leases in effect and shall give Buyer the benefit of such Assumed Contract or Lease including enforcement at the cost and for the account of Buyer of any rights of Seller against the other party thereto.
(ii) If on the Closing Date, Seller has delivered to Buyer less than all of the Landlord Consents required for the assignment of the Leases to Buyer, Buyer shall pay to Seller at the Closing a pro rata portion of the Purchase Price based upon the percentage that the number of Landlord Consents delivered at the Closing represents to the total number of Landlord Consents required to be delivered hereunder. Thereafter, upon Seller’s delivery to Buyer of additional Landlord Consents, Buyer shall pay, within three (3) days of such delivery to Seller, the pro rata portion of the Purchase Price based upon the percentage that the number of Landlord Consents then delivered represents to the total number of Landlord Consents required to be delivered hereunder until such time as Seller delivers to Buyer all of such Landlord Consents. All payments to Seller hereunder shall be by wire transfer of immediately available funds.
(iii) Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall not constitute an assignment or an attempted assignment of any contract, lease, license, commitment, agreement or purchase or sale order or any claim or right or any benefit arising thereunder or resulting therefrom if such assignment or attempted assignment thereof, without the consent from a third party thereto, would constitute a material breach thereof or in any way materially adversely affect the rights of Buyer thereunder.
(f) Confidentiality. Seller and Buyer acknowledge and agree that they shall continue to abide by and comply with terms of that certain confidentiality agreement, dated April 12, 2005, which continues to be in full force and legal effect.
(g) Access to Information. During the period prior to the Closing Date, Seller shall give to Buyer and its attorneys, accountants or other authorized representatives, full access to all of the property, books, contracts, commitments and records of Seller’s Business at the Premises. By way of example, and not limitation, Seller shall have provided all Payer Agreements in effect on the Closing Date. Seller shall furnish to Buyer during such period all such information concerning Seller and its Business at the Premises as Buyer may request.
(h) Further Assurances. Each party shall, at the request and expense of the requesting party but without further consideration, do, execute, acknowledge, deliver and file, or shall cause to be done, executed, acknowledged, delivered or filed, all such further acts, deeds, transfers, conveyances, assignments or assurances as may be reasonably requested to consummate the transactions and otherwise fulfill Seller’s obligations as contemplated by this Agreement.
13.	Closing Date. The consummation of the purchase and sale of the Assets contemplated hereby (the “Closing”) shall, subject to the conditions hereof, occur on June 22, 2005, or such other date as Seller and Buyer shall agree (the “Closing Date”) by facsimile transmission of the documents to be delivered pursuant to subsections (a) and (b) below. If the Closing shall occur, it shall be deemed to be effective as of 12:01 a.m., Central Time (the “Effective Time”) on the Closing Date.
(a)	Buyer’s Obligations. On the Closing Date, Buyer shall deliver the following to Seller:
(i)	Subject to the limitations in 12(e), the Purchase Price;

(ii)	An Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit M executed by Buyer; and

(iii)	Such other documents as Seller may reasonably request.
(b)	Seller’s Obligations. On the Closing Date, Seller shall deliver the following to Buyer:
(i)	An Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit M;

(ii)	A Bill of Sale substantially in the form attached hereto as Exhibit N executed by Seller transferring and assigning to Buyer all of the Personal Property;

(iii)	Physical possession of the Personal Property and Customer Records;

(iv)	Updated lists of purchase orders; and

(v)	Such other documents as Buyer may reasonably request.

14.	Seller’s Employees. Buyer currently expects to employ, at its option, certain of the employees of Seller. Seller shall take all action required by law or otherwise to cause the valid termination of employment at the Closing Date of all employees of the Business. Seller shall be solely responsible for any and all liability arising from any termination of employment of those employees. Nothing in this Agreement is intended to confer upon any employee of the Business any rights or remedies, including, without limitation, any rights of employment of any nature or kind whatsoever.

15.	survival; indemnification; certain remedies
(a)	The representations and warranties of Seller and Buyer contained in this Agreement shall survive the Closing for the period of one year after the Closing Date (the “Indemnification Deadline”); provided, however, that the representations and warranties of Seller shall survive the Closing and continue in full force and effect forever thereafter in the event of (a) any intentional or willful breaches of the representations or warranties set forth in Section 6, (b) any intentional or willful failure to perform any covenant hereunder, (c) any Excluded Liabilities or (d) any other intentional fraud committed by Seller under this Agreement or otherwise. It being understood that in the event notice of any claim for indemnification under Section 15(b) or Section 15(d) hereof has been given (within the meaning of Section 15) prior to the Indemnification Deadline, the representations and warranties that are the subject of such indemnification claim shall survive with respect to such claim until such time as such claim is finally resolved.

(b)	Seller hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless Buyer and its directors, officers, shareholders, agents, representatives and employees and their heirs, successors and permitted assigns, each in their capacity as such (the “Buyer Indemnified Parties” collectively with the Seller Indemnified Parties, the “Indemnified Parties”) from, against and in respect of any damages, losses, charges, liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, taxes, interest, penalties, and costs and expenses (including removal costs, remediation costs, closure costs, fines, penalties and expenses of investigation and ongoing monitoring, reasonable attorneys’ fees, and reasonable out of pocket disbursements) (collectively, “Losses”) imposed on, sustained, incurred or suffered by, or asserted against, any of the Buyer Indemnified Parties, whether in respect of third party claims, claims between the parties hereto, or otherwise, directly or indirectly relating to, arising out of or resulting from, subject to Section 15(c), (i) any breach of any representation or warranty made by Seller contained in this Agreement for the period such representation or warranty survives and (ii) any breach of any covenant or agreement of Seller contained in this Agreement.

(c)	Seller shall not be liable to the Buyer Indemnified Parties for any Losses with respect to the matters contained in Section 15(b) unless the Losses therefrom exceed an aggregate amount equal to $10,000. Once Losses exceed the aggregate amount of $10,000, Seller shall be liable to Buyer for all amounts incurred by such Losses. Seller’s liability for Buyer’s Losses relating to unintentional breaches of the representations and warranties set forth in Section 6 will not exceed the aggregate amount of $1,100,000; provided, however, that there shall be no limitation on Seller’s indemnification obligations hereunder with respect to any Losses that Buyer suffers resulting from (a) any intentional or willful breaches of the representations or warranties set forth in Section 6, (b) any intentional or willful failure to perform any covenant hereunder, (c) any Excluded Liabilities or (d) any other intentional fraud committed by Seller under this Agreement or otherwise.

(d)	Buyer hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless Seller and its directors, officers, shareholders, agents, representatives and employees and their heirs, successors and permitted assigns, each in their capacity as such (the “Seller Indemnified Parties”) from, against and in respect of any Losses imposed on, sustained, incurred or suffered by, or asserted against, any of the Seller Indemnified Parties, whether in respect of third party claims, claims between the parties hereto, or otherwise, directly or indirectly relating to, arising out of or resulting from (i) any breach of any representation or warranty made by Buyer contained in this Agreement for the period such representation or warranty survives, (ii) any of the Assumed Liabilities, (iii) any breach of a covenant or agreement of Buyer contained in this Agreement, and (iv) Buyer’s operation or ownership of the Assets or the Business following the Closing.

(e)	Buyer shall not be liable to the Seller Indemnified Parties for any Losses with respect to the matters contained in Section 15(d) unless the Losses therefrom exceed an aggregate amount equal to $10,000. Once Losses exceed the aggregate amount of $10,000, Buyer shall be liable to Seller for all amounts incurred by such Losses. Buyer’s liability for Seller’s Losses relating to unintentional breaches of the representations and warranties set forth in Section 7 will not exceed the aggregate amount of $1,100,000; provided, however, that there shall be no limitation on Buyer’s indemnification obligations hereunder with respect to any Losses that Seller suffers resulting from (a) any intentional or willful breaches of the representations or warranties set forth in Section 7, (b) any intentional or willful failure to perform any covenant hereunder, (c) any Assumed Liabilities or (d) any other intentional fraud committed by Seller under this Agreement or otherwise.

(f)	In the event that any written claim or demand for which an indemnifying party (an “Indemnifying Party”) may have liability to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third Party Claim”), such Indemnified Party shall promptly, but in no event more than ten days following such Indemnified Party’s receipt of a Third Party Claim, notify the Indemnifying Party in writing of such Third Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”); provided, however, that the failure timely to give a Claim Notice shall affect the rights of an Indemnified Party hereunder only to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third Party Claim. The Indemnifying Party shall have 30 days (or such lesser number of days set forth in the Claim Notice as may be required by court proceeding in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third Party Claim.

(g)	In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense at its expense. Once the Indemnifying Party has duly assumed the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing. The Indemnified Party shall participate in any such defense at its expense unless (i) the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, or (ii) the Indemnified Party assumes the defense of a Third Party Claim after the Indemnifying Party has failed to diligently pursue a Third Party Claim it has assumed, as provided in the first sentence of Section 15(h). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third Party Claim on a basis that would result in (i) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its affiliates, (ii) a finding or admission of a violation of law or violation of the rights of any person by the Indemnified Party or any of its affiliates, (iii) a finding or admission that would have an adverse effect on other claims made or threatened against the Indemnified Party or any of its affiliates, or

(iv) any monetary liability of the Indemnified Party that will not be promptly paid or reimbursed by the Indemnifying Party.
(h)	If the Indemnifying Party (i) elects not to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise or (ii) after assuming the defense of a Third Party Claim, fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense; it being understood that the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim. The Indemnified Party shall not settle a Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

(i)	Notwithstanding anything to the contrary contained in this Agreement, no Person shall be liable under this Section 15 for any consequential, punitive, special, incidental or indirect damages, including lost profits, except to the extent awarded by a court of competent jurisdiction in connection with a Third Party Claim.

(j)	The rights and remedies of Seller and Buyer under this Section 15 are exclusive and in lieu of any and all other rights and remedies that Seller and Buyer may have under this Agreement or otherwise against each other with respect to the transactions contemplated hereby for monetary relief with respect to (i) any breach of any representation or warranty or any failure to perform any covenant or agreement set forth in this Agreement, other than those which are intentional or willful, and (ii) the Assumed Liabilities or the Excluded Liabilities, and Buyer and Seller each expressly waives any and all other rights or causes of action it or its affiliates may have against the other party or its affiliates now or in the future under any law with respect to the subject matter hereof.
16.	Notices. All notices required hereunder shall be in writing and shall be delivered to the parties as follows:

To Seller:	HearUSA, Inc.
1250 Northpoint Parkway
West Palm Beach, Florida 33407
Attn: Gino Chouinard
Facsimile: (561) 478-9603

With copy (which shall not constitute notice) to:

Bryan Cave LLP
700 13th Street N.W.
Washington, DC 20005
Attn: Phillip A. Quatrini, Esq.
Facsimile: (202) 508-6200

To Buyer:	Sonus-USA, Inc.
5000 Cheshire Lane North
Plymouth, Minnesota, 55446
Attn: President
Facsimile: (763) 268-4280

With copy (which shall not constitute notice) to:

Fredrikson & Byron P.A.
200 South Sixth Street, Suite 4000
Minneapolis, Minnesota 55402-1425
Attention: Ryan S. Johnson, Esq.
Facsimile: (612) 492-7077
Such addresses may be changed by written notice to the other party. Such notices shall be effective upon receipt if delivered personally or by facsimile transmission, with confirmation of transmission; three business days after mailing if delivered by registered or certified mail; or one business day after mailing if delivered by overnight courier service.

16.	Agreement. This Agreement contains the entire agreement of the parties concerning the subject matter hereof, and supersedes all prior communications, understandings and agreements. No representations, promises or agreements, oral or otherwise, not contained herein shall be of any force or effect.

17.	Governing Law; Remedies; Consent to Jurisdiction. This Agreement shall be governed by and construed under the laws of the State of Minnesota. Any controversy relating to this Agreement or any modification or extension of it and any proceeding relating thereto shall be held in Minneapolis, Minnesota. The parties hereby submit to jurisdiction for any enforcement of this Agreement in Minnesota.

18.	Counterparts. This Agreement may be executed in counterparts and by different parties on different counterparts with the same effect as if the signatures thereto were on the same instrument. The delivery by a party of an executed facsimile of this Agreement shall constitute effective and binding execution.

19.	Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by Seller (whether by operation of law or otherwise) without the prior written consent of the Buyer. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns, heirs, personal representatives and executors.

20.	No Third Party Benefit. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties to this Agreement or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

Sonus-USA, Inc.	HearUSA, Inc.

By: /s/ Scott Klein	By: /s/ Stephen J. Hansbrough

Its: Sr. Vice President	Its: President & CEO